Exhibit 99.1

Press Release, dated December 23, 2014, reporting the Trustees’ formal action declaring the termination of the Trust of Great Northern Iron Ore Properties (“Trust”)
on April 6, 2015, pursuant to the terms of the December 7, 1906 Trust Agreement governing said Trust and, further, authorizing the delisting of the certificates of beneficial interest on the same date.

GREAT NORTHERN IRON ORE PROPERTIES

W-1290 First National Bank Building

332 Minnesota Street

Saint Paul, MN 55101-1361

(651) 224-2385

Fax (651) 224-2387

www.gniop.com

GNI

(CUSIP NO. 391064102)

FACSIMILE TRANSMISSION FACE SHEET:

Date: December 23, 2014

Number of Pages (including this face sheet): 2

Message:

FOR IMMEDIATE RELEASE

The Trustees of the Trust of Great Northern Iron Ore Properties (the “Trust”) adopted a formal resolution at their meeting on December 19, 2014 confirming the termination of the Trust on April 6, 2015 and authorizing the officers of the Trust to take actions to cause the certificates of beneficial interest in the Trust to cease trading on the New York Stock Exchange as of the close of business of April 6, 2015.

The Trustees’ actions are required by the terms of the Trust Agreement dated December 7, 1906, between the Lake Superior Company, Limited, as parties of the first part, and Louis W. Hill, James N. Hill, Walter J. Hill and Edward T. Nichols, as parties of the second part ("Trust Agreement"), which states that the Trust expires upon twenty (20) years next following the death of the last survivor named in the Trust Agreement. Louis W. Hill, Jr., the last named survivor in the Trust Agreement, died April 6, 1995 and, pursuant to the terms of the Trust Agreement, the Trust terminates twenty years thereafter on April 6, 2015.

Following the termination of the Trust on April 6, 2015, the Trustees are obligated to wind up the affairs of the Trust. The terms of the Trust Agreement and established trust law provide for a wind-up period of time after the April 6, 2015 termination date and through and including the date of the final court decree, subject to approval and affirmation by the Ramsey County District Court in St. Paul, Minnesota (the “Court”) that has jurisdiction over the Trust. It is expected that in its final decree, the Court will (i) dissolve the Trust, (ii) approve the final distribution (explained below) to certificate holders of record as of April 6, 2015, (iii) authorize the release of the property deeds to the reversioner, and (iv) discharge the Trustees from their fiduciary duties. The reversioner under the Trust is Glacier Park Company, a wholly owned subsidiary of ConocoPhillips Company, a Delaware corporation.

Great Northern Iron Ore Properties, (NYSE: GNI), St. Paul, Minnesota, owns mineral and nonmineral lands on the Mesabi Iron Range of Minnesota. Income is mainly derived from royalties on iron ore minerals (principally taconite) mined from these properties that are under lease to major steel producers. As previously reported, the termination date of the Trust of Great Northern Iron Ore Properties is April 6, 2015. Accordingly, we remind certificate holders that there will be remaining only one (1) more regular quarterly distribution declared in 2015 before the termination date of the Trust on April 6, 2015. While there will be some income allocated to the second quarter of 2015 (representing six days of business through April 6, 2015), it is expected that this amount will be nominal and will likely be included with the final distribution to certificate holders that will be made subsequent to the termination date and upon completion of the wind-up period and final accounting. The final distribution will generally consist of the sum of the Trust’s net monies (essentially, total assets less liabilities and less properties) remaining in the hands of the Trustees (after paying and providing for all expenses and obligations incurred through the Trust’s termination and wind-up period), and the balance in the Principal Charges account, all of which are subject to the final accounting and approval of the Ramsey County District Court. Upon Trust termination, the shares will be cancelled and have no further value other than the final distribution. All other Trust properties will be conveyed to the reversioner upon the completion of the wind-up period without further payment or remuneration to the certificate holders. More information on the termination of the Trust is available on the Trust’s Web site at www.gniop.com or within the Trust’s Annual Report, which is also available on the Trust’s Web site or may be requested by calling the Trust office at the telephone number listed above.

/s/ Joseph S. Micallef
Joseph S. Micallef, President and Chief Executive Officer